Q2Power Technologies, Inc.

1858 Cedar Hill Rd.

Lancaster, Ohio 43130

February 29, 2016

Kevin Bolin

1081 Rosedale Drive

Atlanta, GA  30306

Dear Kevin:

On behalf of Q2Power Technologies, Inc., a Delaware corporation (the “Company”), I am pleased to invite you to join the Company’s Board of Directors (the “Board”) as our non-executive Chairman. You will serve as Chairman from the date that you accept this appointment (the “Effective Date”) until the date upon which you are not re-elected or your earlier removal or resignation.

You shall have all responsibilities of Chairman of the Board of Directors of the Company imposed by Delaware or applicable law (including such fiduciary obligations as are imposed thereunder), the Certificate of Incorporation and Bylaws of the Company, as may be amended from time to time. These responsibilities shall include, but shall not be limited to, the following:

•

Regular telephonic meetings with the Board, investors, potential acquisition targets and customers, and in-person scheduled meetings of the Board of other parties. We estimate that this will require a minimum of one day each week in service dedicated to the Company (the “Minimum Commitment”);

•

Material participation in the development and refinement of the Company’s strategic plan, business plan and long-term vision; and

•

Assisting the Company in achieving the Milestones set forth below; in each case to the extent consistent with the fiduciary obligations imposed on you as a director of the Company by applicable law.

 As compensation for your services as Chairman of the Company, you will receive an initial issuance of options to purchase 400,000 shares of the Company’s common stock for the first year of your service.  These options will terminate in five (5) years from issuance, and vest and be exercisable one-half immediately and the balance in six (6) months.  The exercise price for these options will be equal to the greater of fifty cents ($0.50) and the current fair market value of the Company’s common stock on the date of grant.  Additional annual stock option grants will be determined by the Board of Directors.

You shall also receive reimbursement for pre-approved expenses in your service as Chairman, and when the Company is able to provide a quarterly cash stipend, you shall be eligible for such additional compensation, in the determination of the Board (with you abstaining from such a vote).

In addition to the initial issuance of annual stock options, you shall receive on the Effective Date an issuance of Performance Based Stock Options to purchase, in the aggregate, 1,800,000 shares of the Company’s common stock.  These Performance Based Stock Options shall have a five (5) year term from the Forfeiture Dates set forth below, and an exercise price equal to the greater of fifty cents ($0.50) and the current fair market value of the Company’s common stock on the date of grant.

Action

# of Stock Options

Forfeiture Date

Recruitment of two

additional Board members

(as approved by current Directors)

150,000 (each)

July 31, 2016

Completion of short term

funding (min. of $500,000)

300,000

April 30, 2016

First major1 acquisition

under MOU

200,000

June 30, 2016

Securing of major2 strategic

partner / customer MOU

200,000

September 30, 2016

Closing of first major1

acquisition

300,000

March 31, 2017

Completion of major

funding round ($10MM+)

500,000

March 31, 2017

All Performance Based Stock Option issuances described above will become vested and exercisable upon the achievement of the stated milestone if you have materially participated in achieving the stated milestone, as determined in good faith by the Board, on or before the Forfeiture Date. Material participation will be assumed if you have consistently provided the Minimum Commitment of time to the service of the Company leading up to such Milestone event. If a Milestone is not achieved by its respective Forfeiture Date, then the stock options related to such Milestone will be forfeited.  None of the issuances are meant to be success fees for the raising of funding, if such fees would constitute an illegal broker/dealer compensation.

1. Major acquisition is defined as a company or business with at least $1 million in gross revenues.

2. Major strategic partner is a sector-leading company, NYSE or NASDAQ company, or other company or party with a widely recognized name and reputation.

All stock options granted to you shall be subject to customary terms and conditions reasonably agreeable to you and the Company and shall be memorialized in a stock option award agreement.

If you are ever terminated from your position as Director of the Company for reasons constituting removal for cause under applicable law, all unvested stock options will be immediately terminated, and you must exercise for cash or lose all vested stock options within 30 days. If you are not re-elected to the Board of Directors or otherwise removed for any reason, all unvested stock options will be immediately terminated, and you must exercise or lose all vested stock options within 12 months.

You will receive indemnification as a Director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s certificate of incorporation, bylaws, and its Directors and Officers insurance the Company maintains.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment and, for the avoidance of doubt, your service as a director and as Chairman of the Board shall not constitute employment by the Company.

I trust that this offer is satisfactory to you and look forward to you joining the Company as our Chairman of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me as soon as possible.  By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

Kevin, I very much look forward to having you on the Board of Q2Power, and working with you to achieve great things for this company.

Very truly yours,

/s/ Christopher Nelson

Christopher Nelson

Director & CEO

I accept the position of Chairman of the Board of Directors of Q2Power Technologies, Inc., under the terms and conditions set forth herein.

/s/ Kevin Bolin

February 29, 2016

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  _________________

Kevin Bolin

   Date